Exhibit 5

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NIXON PEABODY LLP
ATTORNEYS AT LAW

Clinton Square
1100 Clinton Square
Rochester, New York 14604-1792
(585) 263-1000
Fax: (585) 263-1600

August 7, 2009

Constellation Brands, Inc.
207 High Point Drive, Building 100
Victor, New York  14564

Ladies and Gentlemen:

We have acted as counsel to Constellation Brands, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on August 7, 2009 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering with the Commission the offer, issuance and sale of up to 14,000,000 shares of the Class A Common Stock of the Company, par value $.01 per share (“Class A Stock”), and 10,000,000 shares of the Class 1 Common Stock of the Company, par value $.01 per share (“Class 1 Stock”), in each case issuable pursuant to the Constellation Brands, Inc. Long-Term Stock Incentive Plan, Amended and Restated as of December 6, 2007 (as amended, the “Plan”).  The 14,000,000 shares of Class A Stock and the 10,000,000 shares of Class 1 Stock being registered on the Registration Statement are collectively referred to herein as the “Shares”.

This opinion is being delivered to you in connection with the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and all such agreements, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Certificate of Incorporation of the Company, as amended to the date hereof, (ii) the By-Laws of the Company, as amended to the date hereof, (iii) the Plan, and (iv) certain resolutions of the Board of Directors of the Company relating to the Plan.

As to questions of fact material to our opinion expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company.  We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters.  In rendering our opinion, we have assumed that at the time of the issuance of the Shares, the issuance of the Shares will not cause the number of then issued shares of Class A Stock or Class 1 Stock to exceed the number of then authorized shares of Class A Stock or Class 1 Stock, respectively.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the period during which the Shares are offered, issued and sold pursuant to the Plan, (b) the Shares issued pursuant to the Plan have, if required, been duly qualified or registered, as the case may be, for offer, issuance and sale under applicable state securities laws and all applicable securities laws are complied with, (c) all necessary action by the Board of Directors or Human Resources Committee of the Board of Directors of the Company has been taken to duly authorize the offer, issuance and sale of the Shares issued pursuant to the Plan, and (d) the Shares issued pursuant to the Plan have been delivered pursuant to and in accordance with the terms of the Plan and related agreements and instruments, we are of the opinion that the Shares issued pursuant to the Plan will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is intended solely for your benefit in connection with the transactions described above and, except as provided in the immediately preceding paragraph, may not be otherwise communicated to, reproduced, filed publicly or relied upon by, any other person or entity for any other purpose without our express prior written consent.  This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.  The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of our opinions as of a later date.

We wish to advise you that James A. Locke III, a Senior Counsel to this firm, is a member of the Company’s Board of Directors.  As a member of the Registrant’s Board of Directors, Mr. Locke is eligible to receive awards under the Plan.  Mr. Locke presently owns, and has options to acquire, securities of the Company.  Other attorneys with Nixon Peabody LLP may own securities of the Company.

Very truly yours,

/s/ Nixon Peabody LLP